SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                          --------------------------

                                    FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  VIATEL, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                          Delaware                              13-3787366
            (State of Incorporation or Organization)        (I.R.S. Employer
                                                      Identification No.)

            685 Third Avenue, New York, New York                 10017
            (Address of Principal Executive Offices)           (Zip Code)

         If this form relates to the       If this form relates to the
         registration of a class of        registration of a class of
         securities pursuant to            securities pursuant to
         Section 12 (b) of the             Section 12 (g) of the
         Exchange Act and is               Exchange Act and is
         effective pursuant to             effective pursuant to
         General Instruction               General Instruction
         A. (c), please check the          A. (d), please check the
         following box. |_|                following box. |X|

Securities  Act  registration  statement file number to which this form relates:
    Not applicable.

Securities to be registered pursuant to Section 12 (b) of the Act:

          Title of Each Class                Name of Each Exchange on Which
          to be so Registered                  Each Class is to be Registered
          -------------------                --------------------------------

                  None                               Not applicable

Securities to be registered pursuant to Section 12 (g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

     On December 6, 1999, the Board of Directors of Viatel, Inc. ("the Company") authorized and declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of common stock, $0.01 par value per share (the "Common Stock") of the Company. The dividend will be made to the stockholders of record at the close of business on December 24, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company, subject to adjustment, one two-hundred-thousandth (1/200,000) of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Preferred Shares"), upon the terms and subject to the conditions set forth in a Rights Agreement, dated as of December 6, 1999 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent (the "Rights Agent"). The Rights Agreement also provides, subject to specified exceptions and limitations, that certain shares of Common Stock that shall become outstanding after the Record Date will be entitled to, and accompanied by, Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as Exhibit 4.12 hereto and incorporated herein by reference. A summary description of the Rights is set forth in Exhibit C to the Rights Agreement.




Item 2.  Exhibits

Exhibit No.       Description.

4.12 Rights Agreement, dated as of December 6, 1999, between Viatel, Inc. and The Bank of New York, as Rights Agent.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          VIATEL, INC.



Date:  December 24, 1999          By:  /S/   JAMES P. PRENETTA
                                       -----------------------------------------
                                       Name:  James P. Prenetta
                                       Title: Vice President and General Counsel

                                  EXHIBIT INDEX




Exhibit No.       Description.

4.12 Rights Agreement, dated as of December 6, 1999, between Viatel, Inc. and The Bank of New York, as Rights Agent.